Bedminster National Corp.

Bedminster National Corp. Sets Record Date for Spin-Off of Two Subsidiaries

BEDMINSTER, NJ – September 4, 2007 – PRNewswire - First Call -- Bedminster National Corp.  (OTCBB:  BMSTA) announced today that its Board of Directors had set August 31,  2007 for the record date for the spin-off of its two wholly owned subsidiaries, Bedminster Capital Corp. (Bedminster Capital)  and Bedminster Financial Corp. (Bedminster Financial).  The spin-off is expected to occur by mid September 2007 and will be effected by way of a pro rata dividend of the stock of each subsidiary to Bedminster National’s stockholders.  Holders of record of the Class A and Class B common stock of Bedminster National as of August 31, 2007 will receive one share of the Class A and Class B common stock of each subsidiary for every share of Bedminster National Class A and Class B common stock held.  Following the distribution shareholders of Bedminster National will own an equal number of Class A and Class B shares in each of Bedminster National, Bedminster Financial and Bedminster Capital.  Information Statements containing a description of the terms of the spin-offs and distribution of shares was mailed to all Bedminster National shareholders of record as of August 31, 2007.

Following the spin-off, both Bedminster Financial and Bedminster Capital intend to apply for their Class A common stock to be quoted on the OTC Bulletin Board.  Bedminster National will continue to be quoted on the OTC Bulletin Board under its existing symbol “BMSTA.”

About Bedminster National

Bedminster National Corp. is a holding company headquartered in Bedminster, New Jersey. Our primary objective is to create stockholder value principally through the ownership and management of operating businesses to whom we can provide growth capital. The Company is managed by a small staff, which seeks out attractive opportunities,  delegates responsibilities to competent and motivated managers, sets management goals for its operating units, ensures that managers are provided with incentives to meet these goals, and monitors their progress. The operating units function in an entrepreneurial climate as quasi-autonomous enterprises.  The Company seeks acquisition opportunities in any industry primarily looking for companies that are in need of growth capital.  Bedminster National is managed by professionals with extensive experience in acquisitions, operations, financing and managing public companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bedminster's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward -looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, fund and integrate additional acquisitions, increased competition and its effect on pricing, spending, third-party relationships and revenues; and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Contact:
Paul Patrizio, CEO
Bedminister National Corp.
90 Washington Valley Road
Bedminister, NJ 07921
908.719.8940